Exhibit 2.2

AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made effective as of November 9, 2026 (the “Amendment Date”), by and among Q Gateway Ultimate Holdings, LLC, a Delaware limited liability company (the “Seller”), GCI Holdings, LLC, a Delaware limited liability company (“Purchaser”), and, for the purposes of Section 5.20 of the Agreement only, Liberty Capital Corporation (f/k/a GCI Liberty, Inc.), a Nevada corporation (“Purchaser Parent”). Each of the Seller, Purchaser, and Purchaser Parent is referred to herein as a “party” and collectively as the “parties.”

WHEREAS, the parties previously entered into that certain Securities Purchase Agreement, dated as of April 21, 2026 (the “Agreement”), pursuant to which Purchaser agreed to purchase, and the Seller agreed to sell, the Purchased Securities;

WHEREAS, pursuant to Section 6.3(f) of the Agreement, the obligation of Purchaser to consummate the Closing is subject to the satisfaction or waiver of the condition (the “UTR RFS Condition”) that the Group Companies shall have completed (in accordance with the project plan set forth on Section 6.3(f) of the Disclosure Schedule) the construction of the Utqiagvik Terrestrial Route and achieved the UTR System RFS;

WHEREAS, the last outstanding Closing Regulatory Approval was obtained on October 20, 2026 and all conditions precedent to the Closing, other than the UTR RFS Condition and any conditions that by their nature are to be satisfied at the Closing, have been satisfied or waived;

WHEREAS, subject to the execution and delivery of this Amendment, the satisfaction of any conditions to Purchaser’s obligations at or in connection with Closing, and the consummation of the Closing on or before the Amendment Outside Date, Purchaser has agreed to waive the UTR RFS Condition; and

WHEREAS, pursuant to Section 9.1 of the Agreement, the parties desire to amend the Agreement prior to the Closing pursuant to this Amendment, effective subject to and conditioned upon the consummation of the Closing on or before the Amendment Outside Date, in order to modify certain terms thereof as more fully described herein.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.             Amendments to the Agreement. Subject to Section 6 below, the Agreement is hereby amended or modified as follows:

(a)           Section 1.1 of the Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“DCIP Grant” means the Defense Community Infrastructure Program grant awarded to the North Slope Borough on September 23, 2025 in connection with the North Slope Borough Telecommunications Infrastructure Project for Pacific Air Forces Regional Support Center 99723-0001.

“DCIP Grant Proceeds” means disbursements pursuant to the DCIP Grant actually received by any Group Company following the Closing pursuant to the North Slope MOU.

“DCIP Seller Percentage” means 50%.

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.4(a)(i)(B).

“Estimated UTR CapEx Amount” means $27,500,000.

“Final UTR CapEx” means the total UTR CapEx actually incurred prior to the UTR System RFS plus all UTR Pre-Closing Payments.

“North Slope MOU” means an agreement between the North Slope Borough, as grantee, and Quintillion Subsea Operations, LLC, as subgrantee, concerning the DCIP Grant, provided, that if such agreement is obtained prior to the Closing Date, it shall be in form and substance satisfactory to Purchaser.

“Norton Sound TBCP Project” means a project for which GCI is pursuing funding through a tribal partner under NTIA Tribal Broadband Connectivity Program Round 3 to extend fiber infrastructure to the communities of Unalakleet and Elim.

“NTHE CapEx Difference” means an amount equal to the difference resulting from the Final NTHE CapEx minus the Projected NTHE CapEx.

“NTHE CapEx Variance Amount” means (a) if the NTHE CapEx Difference is a positive number, 50% of the NTHE CapEx Difference, not to exceed $3,000,000; and (b) if the NTHE CapEx Difference is a negative number, 65% of the NTHE CapEx Difference, not to be less than negative -$7,800,000. For the avoidance of doubt: (x) if the Final NTHE CapEx exceeds the Projected NTHE CapEx, Purchaser and Seller shall each bear 50% of such excess, but only as to the first $6,000,000 of such excess (following which, Purchaser and its Affiliates, including the Group Companies, shall bear all additional excess); and (y) if the Final NTHE CapEx is less than the Projected NTHE CapEx, Seller shall be entitled to the benefit of 65%, and Purchaser shall be entitled to the benefit of 35%, of such project cost savings, but only as to the first $12,000,000 of such savings (following which, Purchaser and its Affiliates, including the Group Companies, shall benefit from all additional savings).

“Post-Closing Purchaser Consultants” means those individuals set forth on Section 1.1(a) of the Disclosure Schedule.

“Target Closing Cash Amount” means $7,500,000, minus the aggregate amount of all UTR Pre-Closing Payments.

“UEGS Election Deadline” means 11:59 p.m. (Eastern Prevailing Time) on the date that is 90 days following the Closing Date.

“UEGS Election Fee” has the meaning set forth in Section 5.27(a).

“UEGS Information” has the meaning set forth in Section 5.27(b).

“UEGS Work” means any services, work or other activities performed for or on behalf of the Seller or any of its Affiliates to evaluate, plan, prepare, finance, support or otherwise advance the UEGS Election or the development of the Utqiagvik Expansion Ground Station.

“UTR CapEx” means the aggregate amount of capital expenditures incurred by the Group Companies (or by Purchaser or its Affiliates on their behalf) after the Closing to complete the construction of the Utqiagvik Terrestrial Route and achieve the UTR System RFS. For purposes of the calculation of the UTR CapEx, the aggregate amount of capital expenditures incurred by the Group Companies (or by Purchaser or its Affiliates on behalf of the Group Companies) shall be determined on an accrual basis.

“UTR CapEx Final Statement” has the meaning set forth in Section 5.25(a).

“UTR Cost Ceiling” means $33,500,000.

“UTR Cost Floor” means $21,500,000.

“UTR Earn-out Deduction” has the meaning set forth in Section 5.17(b)(iii).

“UTR Overrun Amount” means, if the Final UTR CapEx is greater than the Estimated UTR CapEx Amount, an amount equal to 50% of (a) the lesser of (i) the Final UTR CapEx and (ii) the UTR Cost Ceiling, minus (b) the Estimated UTR CapEx Amount.

“UTR Pre-Closing Payments” means the aggregate amount of all payments made by the Seller or any Group Company between October 23, 2026 and immediately prior to the Closing to any third party (other than the Seller, any Group Company or any of their respective Affiliates) to advance the development, construction or completion of the Utqiagvik Terrestrial Route following the Closing Date, in each case as reasonably agreed in writing by the Seller and Purchaser prior to the Closing. The parties acknowledge that, as of the Amendment Date, payments in the aggregate amount of $2,000,000 have been reasonably agreed to by the Seller and Purchaser as UTR Pre-Closing Payments.

“UTR Underrun Amount” means, if the Estimated UTR CapEx Amount is greater than the Final UTR CapEx, an amount equal to 50% of (a) the Estimated UTR CapEx Amount, minus (b) the greater of (i) the Final UTR CapEx and (ii) the UTR Cost Floor.

(b)           The following defined terms in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:

“Escrow Agent” means Citibank, N.A., or such other escrow agent as the parties may mutually agree.

“Estimated NTHE Reimbursable Amount” means the amount of NTHE CapEx actually incurred by the Group Companies prior to the Closing minus the amount by which the Projected NTHE CapEx exceeds $50,000,000; provided, that in no event shall the Estimated NTHE Reimbursable Amount be less than $0.

“In-Field Fiber” means (i) the Group Companies’ terrestrial fiber network on the North Slope of Alaska as existing on the date of this Agreement, other than the Dalton Fiber, and (ii) the Utqiagvik Terrestrial Route.

“Network Expansion Agreement” means that certain Amended and Restated Network Expansion and Cost Sharing Agreement, dated as of January 7, 2025, by and between Quintillion Subsea Operations, LLC and GCI Communication Corp., as amended by that certain Amendment No. 1 to the Amended and Restated Network Expansion and Cost Sharing Agreement, effective as of January 23, 2026, by and between Quintillion Subsea Operations, LLC and GCI Communication Corp. and as further amended by that certain Amendment No. 2 to the Amended and Restated Network Expansion and Cost Sharing Agreement, effective as of September 12, 2026, by and between Quintillion Subsea Operations, LLC and GCI Communication Corp., as in effect as of the Amendment Date.

“NTHE CapEx” means the aggregate amount of capital expenditures required to be incurred by the Group Companies on the Nome-to-Homer Express Route that qualify as eligible expenses under the NTIA Middle Mile Program, minus any grant funds received under the NTIA Middle Mile Program. For purposes of the calculation of NTHE CapEx, the aggregate amount of capital expenditures incurred or to be incurred by the Group Companies shall be determined on an accrual basis to the extent the associated liability is taken into account in determining the Closing Indebtedness or Closing Working Capital. For the avoidance of doubt, NTHE CapEx does not include any in-kind contributions by the Group Companies under the NTIA Middle Mile Program.

“Projected NTHE CapEx” means the estimated total NTHE CapEx required to achieve the NTHE System RFS as set forth on Exhibit J attached hereto.

“Purchase Price” means the Final Closing Payment Amount, plus the Estimated NTHE Reimbursement, minus any NTHE Initial True-up, minus the NTHE CapEx Variance Amount (it being understood that if the NTHE CapEx Variance Amount is a negative number, the absolute value thereof shall be added to, rather than subtracted from, this calculation), plus the dollar value of all Earn-out Payments made by Purchaser to the Seller (after giving effect to any withholding or set-off thereagainst, including pursuant to Section 5.17(b)(iii), Section 5.25(c) and Section 9.12), plus any UTR Underrun Amount actually paid by Purchaser to the Seller, minus any UEGS Election Fee actually received by Purchaser pursuant to Section 5.27, plus all other amounts that are payable to the Seller pursuant to this Agreement.

“Quintillion Fiber Network” means the Group Companies’ operational network as of the date hereof together with the Nome-to-Homer Express Route and the Utqiagvik Terrestrial Route.

“UEGS Election” means written notice provided by Seller to Purchaser on or prior to the UEGS Election Deadline that Seller elects for the Utqiagvik Expansion Ground Station to be developed.

(c)            The defined terms “Final NTHE Reimbursable Amount”, “Final NTHE Reimbursement”, “Norton Sound Grant Project”, “NTHE Purchaser Adjustment”, “NTHE Seller Adjustment” and “UEGS CapEx Adjustment” are hereby deleted from Section 1.1 of the Agreement.

(d)            The defined term “Indebtedness” in Section 1.1 of the Agreement is hereby amended by deleting the words “(other than those capital expenditures in connection with the Utqiagvik Expansion Ground Station that have been included in the UEGS CapEx Adjustment as a capital expenditure incurred by the Group Companies prior to Closing)” from such definition.

(e)            Section 2.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) In consideration for the sale, conveyance, assignment, transfer and delivery of the Purchased Securities by the Seller, upon the terms and subject to the conditions set forth in this Agreement, (i) at the Closing, Purchaser shall pay to the Seller an aggregate amount of cash equal to the Closing Date Payment, as described in Section 2.2, subject to applicable adjustments (including post-Closing adjustments), (ii) following the Closing, Purchaser shall pay to the Seller an aggregate amount of cash equal to the Estimated NTHE Reimbursement, if any, and the absolute value of any negative NTHE CapEx Variance Amount, if applicable, in each case, as described in Section 5.16, and (iii) following the Closing, the Seller shall be entitled (x) subject to the satisfaction of the conditions in Section 5.17, to receive from Purchaser earn-out payments, as further described in Section 5.17, (y) subject to the satisfaction of the conditions in Section 5.25, to receive from Purchaser certain payments further described in Section 5.25 and (z) subject to the satisfaction of the conditions in Section 5.26, to receive from Purchaser certain payments further described in Section 5.26.

(f)            Section 2.3 of the Agreement is hereby amended by inserting the following sentence at the end thereof:

Except as otherwise expressly provided in this Agreement, regardless of the time at which the Closing is actually consummated on the Closing Date, the Closing shall be deemed to have occurred and be effective as of 12:01 a.m., Alaska Prevailing Time, on the Closing Date.

(g)           Section 2.4(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:

(i)             a written statement (the “Pre-Closing Statement”) that sets forth: (A) an estimated consolidated balance sheet of the Group Companies as of the Closing Date prepared in good faith; (B) a good faith estimate of the Closing Cash Amount (the “Estimated Closing Cash Amount”); (C) a good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”); (D) a good faith estimate of Closing Indebtedness (the “Estimated Indebtedness”); (E) a good faith estimate of the unpaid Company Transaction Expenses as of the Closing Date; (F) a list of all UTR Pre-Closing Payments prepared in good faith, with reasonable supporting documentation; and (G) Seller’s calculation of the Closing Date Payment based on the foregoing amounts. The Pre-Closing Statement and the applicable components thereof shall be prepared in accordance with the Accounting Principles. Each line item included in the Closing Working Capital shall be calculated in the same manner, using the same methods, and applying the same principles as the corresponding line item was calculated for purposes of determining the illustrative calculation of Closing Working Capital as of December 31, 2025 (as if such date were the Closing Date), set forth on Exhibit D; and

(h)           Section 2.4(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) At Closing, the Closing Payment Amount shall be adjusted based on the Pre-Closing Statement by the following amounts in the following manner (without duplication):

(i) either (A) increased by the amount, if any, by which the Estimated Closing Cash Amount exceeds the Target Closing Cash Amount, or (B) decreased by the amount, if any, by which the Target Closing Cash Amount exceeds the Estimated Closing Cash Amount, as applicable;

(ii) either (A) increased by the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, or (B) decreased by the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital, as applicable;

(iii) decreased by the amount of the Estimated Indebtedness;

(iv) decreased by the estimated amount of any unpaid Company Transaction Expenses; and

(v) decreased by the Purchase Price Escrow Amount.

The net amount resulting from the adjustments of the Closing Payment Amount as set forth in this Section 2.4(b) shall be referred to herein as the “Closing Date Payment”; provided, that if such net amount is less than zero, the amount by which such net amount is less than zero shall be referred to herein as the “Closing Date Shortfall Amount” and the Closing Date Payment for purposes of the Pre-Closing Statement shall be deemed to be zero.

(i)            Section 2.4(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)            Any Closing Date Shortfall Amount shall be set off from the Estimated NTHE Reimbursement payable to the Seller based upon a NTHE Initial Statement prepared in good faith by the Seller and using its reasonable best efforts and delivered together with the Pre-Closing Statement; provided, that in the event the Closing Date Shortfall Amount exceeds such Estimated NTHE Reimbursement, then the Seller shall cause the Equity Financing Source to fund the remaining portion of such Closing Date Shortfall Amount from the Equity Commitment Letter and the Seller shall deliver such amount to Purchaser in cash, by wire transfer of immediately available funds; provided, further, in no event shall the Seller be required to pay any Closing Date Shortfall Amount in excess of the Estimated NTHE Reimbursement, the absolute value of any negative NTHE CapEx Variance Amount, the UTR Underrun Amount and the amount of funds available under the Equity Commitment Letter. Other than with respect to the set-off of the Estimated NTHE Reimbursement, the absolute value of any negative NTHE CapEx Variance Amount or the UTR Underrun Amount, Purchaser shall have no right to withhold, set-off or deduct from any sum that is or may be owed to Seller pursuant to this Agreement the portion of the Closing Date Shortfall Amount that remains unpaid.

(j)            Section 2.5(n) of the Agreement is hereby amended by removing the word “and” after the semicolon.

(k)           Section 2.5(o) of the Agreement is hereby amended by replacing the period at the end thereof with “; and” and adding the following new Section 2.5(p):

(p)            to Purchaser, if obtained prior to the Closing Date, evidence, in form and substance satisfactory to Purchaser, that the North Slope MOU has been obtained.

(l)            Section 2.8(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)           Within 90 calendar days after the Closing Date, Purchaser shall prepare in good faith and deliver to the Seller a statement (the “Post-Closing Statement”) that sets forth: (i) an unaudited consolidated balance sheet of the Group Companies as of the Closing Date; (ii) Purchaser’s calculation of the Closing Cash Amount; (iii) Purchaser’s calculation of Closing Working Capital; (iv) Purchaser’s calculation of Closing Indebtedness; (v) Purchaser’s calculation of the unpaid Company Transaction Expenses as of the Closing Date; (vi) Purchaser’s calculation of the UTR Pre-Closing Payments; and (vii) Purchaser’s calculation of the Closing Date Payment based on the foregoing amounts (instead of the estimated amounts in the Pre-Closing Statement) and the deposit of the Purchase Price Escrow Amount. In the event that Purchaser shall fail to deliver the Post-Closing Statement within the 90-day period provided in this Section 2.8(a), at the Seller’s option, the Pre-Closing Statement, and the calculation of the Closing Payment Amount included therein, shall be treated as the Post-Closing Statement for all purposes hereof and the Seller may deliver a Statement of Objections objecting to such Post-Closing Statement in accordance with Section 2.8(b) (with the expiration of the 90-day period provided in this Section 2.8(a) as being the deemed date of receipt of the Post-Closing Statement for purposes of Section 2.8(b)).

(m)          Section 4.9 of the Agreement is hereby amended and restated in its entirety as follows:

Section 4.9. Sufficiency of Funds. Purchaser has, or will have at the Closing, sufficient access to cash, available lines of credit and/or other sources of immediately available funds to enable it to make payment of the Closing Payment Amount, the Estimated NTHE Reimbursement and, if applicable, the absolute value of any negative NTHE CapEx Variance Amount, and Purchaser acknowledges and agrees that the availability of funds shall not be a condition to the obligation of Purchaser to consummate the transactions contemplated hereby.

(n)           Section 5.9(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)            Purchase Price Adjustment. Each of Purchaser and the Seller shall treat any payment made pursuant to Section 2.8(e), Section 2.8(f), Section 5.9, Section 5.16, Section 5.17, Section 5.25, Section 5.26, Section 5.27, or Article 8 as an adjustment to the Closing Payment Amount for all Tax purposes, except as otherwise required by applicable Law, and the relevant party shall bear any applicable Tax consequences resulting from such an adjustment to the Closing Payment Amount, in accordance with the applicable Law.

(o)           Section 5.16(b) of the Agreement is hereby amended by amending and restating the first sentence thereof as follows:

The Seller shall prepare and deliver to Purchaser at the Closing a written statement in the form attached as Exhibit K hereto (the “NTHE Initial Statement”) containing the Seller’s good faith calculations of (i) the Projected NTHE CapEx, (ii) the amount of NTHE CapEx incurred by the Group Companies prior to the Closing and (iii) the Estimated NTHE Reimbursable Amount, if any, together with reasonable supporting detail.

(p)           Section 5.16(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c) Within 30 calendar days after the Closing Date, Purchaser shall pay to the Seller an amount of cash (the “Estimated NTHE Reimbursement”) equal to the Estimated NTHE Reimbursable Amount as determined based on the latest NTHE Initial Statement delivered by the Seller pursuant to Section 5.16(b); provided, that if any Closing Date Shortfall Amount remained after the application of Section 2.4(c), then the Seller shall not be entitled to, and Purchaser shall not be obligated to pay, any Estimated NTHE Reimbursement.

(q)           Section 5.16(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e)            Within five Business Days after the final determination of the amount of NTHE CapEx incurred by the Group Companies prior to the Closing pursuant to Section 5.16(d), the Seller shall pay to Purchaser an amount of cash (the “NTHE Initial True-up”) equal to the excess, if any, of (i) the amount of NTHE CapEx incurred by the Group Companies prior to the Closing that was set forth in the latest NTHE Initial Statement delivered by the Seller pursuant to Section 5.16(b) over (ii) the adjusted amount of NTHE CapEx incurred by the Group Companies prior to the Closing as determined pursuant to Section 5.16(d).

(r)            Section 5.16(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f)            Within 20 calendar days after the NTHE System RFS, Purchaser shall prepare and deliver to the Seller a written statement in the form attached as Exhibit L hereto (the “NTHE Final Statement”) containing Purchaser’s good faith calculations of (i) the Final NTHE CapEx, (ii) the NTHE CapEx Variance Amount and (iii) the Closing Date Shortfall Amount (if any), together with reasonable supporting detail.

(s)           Section 5.16(g) of the Agreement is hereby amended and restated in its entirety as follows:

(g)           The Seller shall have 10 calendar days from the receipt of the NTHE Final Statement to review such NTHE Final Statement (including Purchaser’s determination of the NTHE CapEx Variance Amount). If the Seller has accepted the NTHE Final Statement in writing or has not given written notice to Purchaser setting forth any objections to the NTHE Final Statement, which notice shall include specific adjustments with reasonable supporting detail that the Seller proposes be made to the NTHE Final Statement, prior to the expiration of such 10-day review period, then the NTHE Final Statement shall be final and binding upon the parties. In the event that the Seller objects to the NTHE Final Statement, then each of Purchaser and the Seller shall use its reasonable best efforts to resolve such objections within 10 calendar days (or such longer period as they mutually agree) following the receipt by Purchaser of the Seller’s notice of objections. If within 10 calendar days (or such longer period as they mutually agree) after Purchaser receives Seller’s notice of objections, Purchaser and the Seller do not agree on the NTHE CapEx Variance Amount, then such disputed matters shall be submitted to the Accounting Firm, and the parties shall follow the procedures, terms and conditions set forth in Section 2.8(b) but with respect to the determination of disputes concerning the NTHE Final Statement rather than with respect to the determination of Disputes concerning the Post-Closing Statement.

(t)            Section 5.16(h) of the Agreement is hereby amended and restated in its entirety as follows:

(h)(i) If the NTHE CapEx Variance Amount is a negative number, then, after giving effect to Section 2.4(c), Purchaser shall pay, or cause to be paid, the absolute value of the NTHE CapEx Variance Amount by wire transfer of immediately available funds to the Seller in accordance with written instructions provided by the Seller; provided, that if any Closing Date Shortfall Amount remains after the application of Section 2.4(c), then the Seller shall not be entitled to, and Purchaser shall not be obligated to pay, any NTHE CapEx Variance Amount; and (ii) if the NTHE CapEx Variance Amount is a positive number, then the Seller shall pay, or cause to be paid, the NTHE CapEx Variance Amount by wire transfer of immediately available funds to Purchaser in accordance with written instructions provided by Purchaser. Any payment pursuant to this Section 5.16(h) shall be made within five Business Days after the NTHE CapEx Variance Amount has been determined pursuant to Section 5.16(g).

(u)           Section 5.17(b) of the Agreement is hereby amended by inserting at the end of such Section the following new Section 5.17(b)(iii):

(iii) Notwithstanding anything to the contrary herein, Purchaser and Seller agree that the Seller shall contribute $16,750,000 (the “UTR Earn-out Deduction”) toward the costs of completing the Utqiagvik Terrestrial Route, which contribution shall be satisfied by Purchaser withholding and setting off the UTR Earn-out Deduction against any Earn-out Payment as and when such Earn-out Payment becomes payable pursuant to Section 5.17, until the UTR Earn-out Deduction has been satisfied in full; provided, however, that in the event the North Slope MOU has been executed, obtained or otherwise become effective by June 30, 2027, then the UTR Earn-out Deduction amount shall be reduced to $7,500,000.

(v)           The introductory portion of Section 5.17(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)           Earn-out Consideration. Subject to Purchaser’s set-off rights pursuant to Section 5.17(b) and Section 9.12, following the final determination of the Final Earn-out Statement for any Earn-out Year in which an amount is payable by Purchaser pursuant to Section 5.17(b), Purchaser shall:

(w)           Section 5.17(e)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

(iii)           Following the Closing, Purchaser and Seller shall cooperate in good faith and use commercially reasonable efforts to obtain insurance for the Group Companies to protect against Cumulative Outage Repair Costs through November 30, 2027. Seller shall be solely responsible for the payment of all premiums, deductibles, fees and other costs and expenses associated with such insurance (“Outage Insurance Costs”). In connection therewith, the Group Companies shall forward to Seller the invoices for the Outage Insurance Costs, and Seller shall pay such invoices when due.

(x)            Article 5 of the Agreement is hereby amended by inserting at the end of such Article the following new Section 5.25, Section 5.26, and Section 5.27:

Section 5.25. UTR CapEx Reimbursement.

(a) No later than the end of the month following the month in which the UTR System RFS occurs, Purchaser shall prepare and deliver to the Seller a written statement (the “UTR CapEx Final Statement”) containing Purchaser’s good faith calculation of (i) the Final UTR CapEx and (ii) the UTR Underrun Amount or UTR Overrun Amount, as applicable, in each case together with reasonable supporting detail.

(b) The Seller shall have 30 calendar days from the receipt of the UTR CapEx Final Statement to review such UTR CapEx Final Statement (including Purchaser’s determination of the Final UTR CapEx and the UTR Underrun Amount or UTR Overrun Amount, as applicable). If the Seller has accepted the UTR CapEx Final Statement in writing or has not given written notice to Purchaser setting forth any objections to the UTR CapEx Final Statement, which notice shall include specific adjustments with reasonable supporting detail that the Seller proposes be made to the UTR CapEx Final Statement, prior to the expiration of such 30-day review period, then the UTR CapEx Final Statement shall be final and binding upon the parties. In the event that the Seller objects to the UTR CapEx Final Statement, then each of Purchaser and the Seller shall use its reasonable best efforts to resolve such objections within 10 calendar days (or such longer period as they mutually agree) following the receipt by Purchaser of the Seller’s notice of objections. If within 10 calendar days after Purchaser receives Seller’s notice of objections, Purchaser and the Seller do not agree on the amount of the Final UTR CapEx, then such disputed matters shall be submitted to the Accounting Firm, and the parties shall follow the procedures, terms and conditions set forth in Section 2.8(b) but with respect to the determination of disputes concerning the UTR CapEx Final Statement rather than with respect to the determination of Disputes concerning the Post-Closing Statement.

(c) If (i) there is a UTR Underrun Amount, then Purchaser shall pay, or cause to be paid, the UTR Underrun Amount by wire transfer of immediately available funds to the Seller in accordance with written instructions provided by the Seller; provided, that if any Closing Date Shortfall Amount remained after the application of Section 2.4(c), then the Seller shall not be entitled to, and Purchaser shall not be obligated to pay, any UTR Underrun Amount; and (ii) there is a UTR Overrun Amount, then the UTR Overrun Amount shall be satisfied by Purchaser withholding and setting off such amount (A) first, against any amounts then or thereafter payable to the Seller pursuant to Section 5.25(e), and (B) thereafter, against any Earn-out Payment as and when such Earn-out Payment becomes payable pursuant to Section 5.17, in each case until the UTR Overrun Amount has been satisfied in full. Any payment by Purchaser pursuant to this Section 5.25(c) shall be made within five Business Days after the Final UTR CapEx has been determined pursuant to Section 5.25(b).

(d) Purchaser shall deliver to the Seller at the end of each quarter following the Closing Date until the UTR System RFS a written update on the current status of the projects under development pursuant to the Projected CapEx Schedule or the Updated Projected CapEx Schedule, as the case may be, in substantially the form of the Update Statements provided by the Seller prior to the Closing Date. Purchaser shall cooperate in all reasonable respects with the Seller and its Representatives in their review of such statements, including by providing the Seller with reasonable access to officers of the Group Companies and reasonably requested information.

(e) DCIP Grant Proceeds. In the event the North Slope MOU has been executed, obtained or otherwise become effective by June 30, 2027, subject to Section 5.25(c), Purchaser shall pay, or cause to be paid, to the Seller an amount equal to the DCIP Seller Percentage of all DCIP Grant Proceeds within 10 Business Days following the receipt thereof by the Group Companies in accordance with the wire transfer instructions designated in writing by the Seller.

(f) Following the Closing, Purchaser shall use commercially reasonable efforts to complete the Utqiagvik Terrestrial Route in accordance with the Contracts and commitments entered into by the Group Companies prior to Closing. Any determination by Purchaser to modify in any material respect the methods, routing, and scope in which the Utqiagvik Terrestrial Route is pursued, developed, or completed shall require the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed). The Seller’s consent of any action restricted by this Section 5.25(f) shall be considered granted on the fifth Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to the Seller) after delivery by Purchaser of such written request for consent, unless the Seller notifies Purchaser in writing to the contrary prior to such date. In the event Purchaser abandons the development or completion of the Utqiagvik Terrestrial Route, (x) Purchaser shall pay to Seller, within 10 Business Days following such abandonment, the amount of the Target Closing Cash Amount (net of any portion thereof accrued prior to abandonment, with the reasonable supporting detail thereof provided to Seller) in accordance with the wire transfer instructions designated in writing by the Seller, (y) neither Purchaser nor Seller shall have any further obligation to make any payments to the other in respect of UTR CapEx and (z) the UTR Earn-out Deduction shall be $0.

Section 5.26. Pre-Closing Broadband Grant Proceeds. Following the Closing, in the event any Group Company actually receives any Broadband Grant proceeds attributable to Broadband Grant eligible expenditures made by the Seller (or its Affiliates) prior to Closing, Purchaser shall pay, or cause to be paid, to the Seller an amount equal to such Broadband Grant proceeds within 10 Business Days following the receipt thereof by the Group Companies; provided, that notwithstanding the foregoing, this Section 5.26 shall not apply to, and the Seller shall not be entitled to receive any payment under this Section 5.26 in respect of, any Broadband Grant (or any proceeds thereof) related to the Nome-to-Homer Express Route or the DCIP Grant.

Section 5.27. UEGS Election.

(a) Seller shall have until the UEGS Election Deadline to make the UEGS Election. The effectiveness of the UEGS Election shall be conditioned upon (i) Purchaser’s receipt of $7,000,000 from Seller (the “UEGS Election Fee”) by wire transfer of immediately available funds to the account designated in writing by Purchaser on or prior to the UEGS Election Deadline and (ii) the Seller’s delivery of the items required by Section 5.27(c). In the event Seller has made the UEGS Election and either of the conditions set forth in the immediately preceding sentence has not been satisfied by the UEGS Election Deadline, the UEGS Election shall be deemed to have not been made by Seller for all purposes under this Agreement (including Schedule EO).

(b) The Seller shall use its reasonable best efforts to deliver to Purchaser a preliminary draft of the then-current versions of the site development plan, the business plan and the financial model for the Utqiagvik Expansion Ground Station (collectively, the “UEGS Information”) not later than 30 days prior to the date on which the Seller reasonably expects to deliver the UEGS Election (if at all), and shall consider in good faith any reasonable comments to the UEGS Information made by Purchaser.

(c) Concurrently with any notice of the UEGS Election, the Seller shall deliver to Purchaser (i) the final UEGS Information (as updated to reflect any comments considered pursuant to Section 5.27(b)) and (ii) such other information Purchaser reasonably requests regarding the Utqiagvik Expansion Ground Station.

(d) The Seller shall not, and shall cause its Affiliates not to, request, engage or permit any Continuing Employee or Post-Closing Purchaser Consultant to perform any UEGS Work unless, with respect to a Post-Closing Purchaser Consultant only, such UEGS Work is contracted for pursuant to a separate written agreement between such Post-Closing Purchaser Consultant and the Seller or one of its Affiliates that (i) describes the scope of the UEGS Work to be performed, (ii) provides that all compensation, fees and expenses in respect of such UEGS Work shall be borne solely by the Seller or its Affiliates, and (iii) acknowledges that such Post-Closing Purchaser Consultant’s obligations under their applicable Consulting Agreements with Purchaser (or its applicable Affiliate) are not modified or reduced. The Seller shall cause any UEGS Work performed by any Post-Closing Purchaser Consultant not to interfere with, diminish, delay or otherwise adversely affect the services performed by such Post-Closing Purchaser Consultant on behalf of Purchaser (or its applicable Affiliate) under the applicable Consulting Agreement, and shall not request or knowingly permit any Post-Closing Purchaser Consultant to use or disclose any confidential information of Purchaser or its Affiliates in connection with any UEGS Work.

(y)           Section 8.7 of the Agreement is hereby amended and restated in its entirety as follows:

Section 8.7.    Exclusive Remedy. Except for (a) equitable relief, (b) the remedies provided to Purchaser or its Affiliates pursuant to the R&W Policy, (c) claims based on Fraud, (d) payment obligations and setoff rights set forth in Section 7.2(b), and (e) post-Closing payment obligations expressly set forth in this Agreement, including as set forth in Section 2.8, Section 5.9, Section 5.14, Section 5.16, Section 5.17, Section 5.25, Section 5.26, and Section 5.27 (in each case, subject to the right to setoff, as applicable, pursuant to Section 9.12), from and after the Closing, this Article 8 will be the sole and exclusive remedies of the parties and any Person claiming by or through any party (including the Indemnified Parties) any Damages for any breach of this Agreement.

(z)            Section 9.2(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) if to Purchaser or Purchaser Parent or, following the Closing, to the Group Companies, to:

GCI Holdings, LLC

2550 Denali Street, Suite 1000

Anchorage, Alaska 99503

Attention: General Counsel

Email: [***]

and

Liberty Capital Corporation (f/k/a GCI Liberty, Inc.)

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention: Legal Department

E-mail: [***]

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza, FL 43

New York, New York 10112

Attention: Jonathan Gordon; James Marshall

Email: [***]

(aa)          Section 9.12 of the Agreement is hereby amended and restated in its entirety as follows:

Section 9.12.      Setoff.

(a)            Other than as expressly provided in this Agreement, including as set forth in Section 2.4(c), Section 2.8(f), Section 5.17(b)(iii), Section 5.25, Section 7.2(b), Section 8.4(a) and Section 9.12(b), each of the parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates) that it and its Affiliates shall have no right hereunder or pursuant to applicable Law to, and shall not, offset any amounts due and owing (or that become due and owing) pursuant to this Agreement or any other Contract to any other party hereto or thereto or such other party’s Affiliates against any amounts due and owing by such other party or such other party’s Affiliates pursuant to this Agreement or any other Contract.

(b)            Notwithstanding Section 9.12(a), Purchaser shall have the right to withhold, set-off and deduct from any sum that is or may be owed to Seller pursuant to Section 5.17 (i) any amount that is payable by the Seller to any Purchaser Indemnitee in respect of any claim for indemnification pursuant to Section 8.2 but has not yet been paid, (ii) any portion of the UTR Earn-out Deduction in accordance with Section 5.17(b)(iii) and (iii) any UTR Overrun Amount in accordance with Section 5.25.

(bb)         Section 5(a) in Schedule EO of the Agreement is hereby amended and restated in its entirety as follows:

(a)            The inclusion of Revenue for services in Included Communities and Future Communities in the calculation of Gross Revenue is contingent on Seller’s agreement to reimburse Purchaser for 50% of its capital expenditure to complete the Yukon-Kuskokwim Grant Project, and/or the SLI Grant Project net of grant reimbursement. Within 30 days of Seller’s receipt of the Updated Projected CapEx Schedule from Purchaser, together with reasonable supporting documentation therefor, Seller shall provide written notice to Purchaser stating whether, for each of the Yukon-Kuskokwim Grant Project, and the SLI Grant Project, it elects to reimburse Purchaser for 50% of capital costs associated with such project(s) and include Revenue from the applicable Included Communities and/or Future Communities in the calculation of Gross Revenue. For the avoidance of doubt, if Seller does not make such an election within the time period set forth above, then Seller will not be entitled to include Revenue from the applicable Included Communities and/or Future Communities in the calculation of Gross Revenue.

(cc)          Section 5(d) in Schedule EO of the Agreement is hereby amended and restated in its entirety as follows:

(d)            For purposes of this Section 5 of Schedule EO, the capital costs associated with the Yukon-Kuskokwim Grant Project, and the SLI Grant Project will be calculated pursuant to Section 3.3 of the Network Expansion Agreement (“Net Capital Costs”). If Seller elects to reimburse Purchaser for 50% of capital costs associated with a project, the Final Earn-out Payment will be reduced by an amount equal to 50% of the Net Capital Costs associated with the applicable project.

(dd)         Section 5 in Schedule EO of the Agreement is hereby amended by inserting at the end of such Section the following new Section 5(e):

(e)            Notwithstanding anything to the contrary, Seller will not be required to reimburse Purchaser for its capital expenditure to complete the Norton Sound TBCP Project. Revenue for services in Unalakleet and Elim only will be included in the Calculation of Gross Revenue pursuant to Sections 5(b) and (c), notwithstanding the inclusion of other Included Communities and/or Future Communities in the Norton Sound TBCP Project.

(ee)          Each of Annex A, Annex B, and Annex C in Schedule EO of the Agreement is hereby amended and restated in its entirety by replacing each respective Annex with Annex A, Annex B, and Annex C to this Amendment.

(ff)           The Agreement is hereby amended by attaching Exhibit J, Exhibit K and Exhibit L hereto.

3.             Representations and Warranties of the Seller. The Seller hereby represents and warrants to each of the other parties that the information that Seller and its Affiliates have provided Purchaser and its Affiliates concerning the projected capital expenditures required to complete the Utqiagvik Terrestrial Route and Nome-to-Homer Express Route, as applicable, were, to the Knowledge of the Seller, estimates prepared in good faith based on all material information available at the time such estimates were prepared.

4.             Representations and Warranties of the Parties. Each party hereby represents and warrants to each of the other parties that:

(a)            It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Agreement as amended by this Amendment.

(b)            The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such party, and the delivery of this Amendment by such party, have been duly authorized by all necessary action on the part of such party.

(c)            This Amendment has been executed and delivered by such party and (assuming due authorization, execution, and delivery by the other parties) constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by the General Enforceability Exceptions.

(d)            The execution and delivery by such party of this Amendment, the performance of such party of its obligations under this Amendment in accordance with its terms and the consummation of the transactions contemplated by this Amendment will not violate, breach or constitute a default under (i) the organizational documents of such party, (ii) any Law applicable to such party or (iii) any Transaction Agreement.

5.             Limited Effect. Except as expressly provided in this Amendment (and subject to Section 6 below), all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties. Whenever the Agreement is referred to, whether in the Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, and references to “the date hereof” in the Agreement and “the date of this Agreement” shall continue to refer to April 21, 2026.

6.             Effectiveness; Automatic Termination. Notwithstanding anything to the contrary in this Amendment or the Agreement, the effectiveness of this Amendment is expressly conditioned upon the consummation of the Closing on or before December 31, 2026 (the “Amendment Outside Date”). If the Closing has not occurred on or before the Amendment Outside Date, then, automatically and without any further action by any party, (a) this Amendment shall terminate and be of no further force or effect and shall be deemed void ab initio and (b) the Agreement shall continue in full force and effect in accordance with its terms as in effect immediately prior to the execution of this Amendment, as if this Amendment had never been executed; provided, that this Section 6 and Section 7 shall survive any such termination.

7.             Miscellaneous.

(a)            This Amendment, and any and all claims arising directly or indirectly out of or concerning this Amendment (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to the principles of conflicts of Laws that would apply the Laws of any other jurisdiction).

(b)           All covenants and agreements contained in this Amendment shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(c)            The headings in this Amendment are for convenience only and are not part of the text.

(d)           This Amendment may be executed in any number of counterparts and each shall constitute an original of one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives on and as of the date first above written.

PURCHASER:

GCI Holdings, LLC

By:	/s/ William J. Wailand
Name:	William J. Wailand
Title:	Senior Vice President, Corporate Development

PURCHASER PARENT:

Liberty Capital Corporation

By:	/s/ Martin E. Patterson
Name:	Martin E. Patterson
Title:	Senior Vice President

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives on and as of the date first above written.

SELLER:

Q Gateway Ultimate Holdings, LLC

By:	/s/ Chad Crank
Name:	Chad Crank
Title:	Authorized Representative

List of Omitted Exhibits

The following exhibits and annexes to this Amendment to Securities Purchase Agreement, by and among Q Gateway Ultimate Holdings, LLC, GCI Holdings, and Liberty Capital Corporation, dated November 9, 2026, have not been provided herein:

Annex A – Direct Sold Services

Annex B – DAS Services

Annex C – Downlink Services

Exhibit J – Projected NTHE CapEx

Exhibit K – NTHE Initial Statement

Exhibit L – NTHE Final Statement

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or annex to the Securities and Exchange Commission upon request.